EXHIBIT 3

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of CryptoLogic Inc. are the responsibility of Management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by Management in accordance with Canadian generally accepted accounting principles. These statements include some amounts that are based on best estimates and judgment. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects.

CryptoLogic’s policy is to maintain systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, accurate and reliable and that the Company’s assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that Management fulfills its responsibilities for financial reporting and is ultimately responsible for approving the financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board and is comprised of a majority of outside Directors. The committee meets periodically with Management and the external auditors to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues to satisfy itself that each party is properly discharging its responsibilities. The Audit Committee reviews the Company’s annual consolidated financial statements, the external auditors’ report and other information in the Annual Report. The committee reports its findings to the Board for consideration by the Board when it approves the financial statements for issuance to the shareholders.

On behalf of the shareholders, the financial statements have been audited by KPMG LLP, the external auditors, in accordance with Canadian generally accepted auditing standards. KPMG LLP has full and free access to the Audit Committee.

/s/ LEWIS ROSE	/s/ STEPHEN TAYLOR
Lewis Rose	Stephen Taylor
President and CEO	Chief Financial Officer

February 13, 2007

Consolidated Financial Statements

(In U.S. dollars)

CRYPTOLOGIC INC.

Years ended December 31, 2006 and 2005

AUDITORS’ REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of CryptoLogic Inc. as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

/s/ KPMG

Toronto, Canada

February 13, 2007

CRYPTOLOGIC INC.

Consolidated Balance Sheets

(In thousands of U.S. dollars)

December 31, 2006 and 2005

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$76,940	$94,420
Security deposits (note 2)	1,500	1,500
Short-term investments	50,000	3,214
Accounts receivable and other	8,251	8,629
Prepaid expenses	7,027	4,615

	143,718	112,378
User funds on deposit (note 3)	20,872	25,953
Capital assets (note 4)	18,106	14,214
Intangible assets (note 5)	48	77
Goodwill	1,776	1,776

	$184,520	$154,398

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$47,766	$37,495
Income taxes payable	2,165	1,314

	49,931	38,809
User funds held on deposit (note 3)	20,872	25,953
Future income taxes (note 12)	2,133	2,411

	72,936	67,173

Shareholders’ equity:
Share capital (note 7)	29,096	25,171
Stock options (note 8)	3,631	2,163
Retained earnings	78,857	59,891

	111,584	87,225
Commitments and contingencies (note 9)
Subsequent event (note 16)

	$184,520	$154,398

See accompanying notes to consolidated financial statements.

On behalf of the Board:

/s/ ROBERT H. STIKEMAN	Director, Chairman

/s/ LEWIS N. ROSE                             Director

CRYPTOLOGIC INC.

Consolidated Statements of Earnings

(In thousands of U.S. dollars, except per share disclosure)

Years ended December 31, 2006 and 2005

	2006	2005

Revenue	$104,022	$86,307

Expenses:
Operating	64,685	52,658
General and administrative	7,907	7,642
Reorganization (note 11)	3,700	—
Software development (note 4)	—	3,287
Finance	554	417
Amortization	4,777	3,894

	81,623	67,898

Earnings before the undernoted	22,399	18,409
Interest income	7,092	3,627

Earnings before income taxes	29,491	22,036

Income taxes (recovery) (note 12):
Current	4,957	935
Future	(278)	571

	4,679	1,506

Earnings	$24,812	$20,530

Earnings per common share (note 10):
Basic	$1.83	$1.51
Diluted	1.81	1.46

See accompanying notes to consolidated financial statements.

CRYPTOLOGIC INC.

Consolidated Statements of Retained Earnings

(In thousands of U.S. dollars)

Years ended December 31, 2006 and 2005

	2006	2005

Retained earnings, beginning of year	$59,891	$50,593

Earnings	24,812	20,530

Dividends paid	(5,846)	(2,984)

Excess of purchase price of treasury
shares over stated value (note 7)	—	(8,248)

Retained earnings, end of year	$78,857	$59,891

See accompanying notes to consolidated financial statements.

CRYPTOLOGIC INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

Years ended December 31, 2006 and 2005

	2006	2005

Cash flows from (used in) operating activities:
Earnings	$24,812	$20,530
Adjustments to reconcile earnings to cash
provided by (used in) operating activities:
Amortization	4,777	3,894
Future income taxes	(278)	571
Stock options	2,255	1,807

	31,566	26,802
Change in operating assets and liabilities:
Security deposits	—	5,500
Accounts receivable and other	378	(2,142)
Prepaid expenses	(2,412)	(2,861)
Accounts payable and accrued liabilities	10,271	7,439
Income taxes payable	851	(17)

	40,654	34,721
Cash flows from (used in) financing activities:
Issue of capital stock	3,138	4,986
Repurchase of common shares	—	(9,201)
Dividends paid	(5,846)	(2,984)

	(2,708)	(7,199)

Cash flows from (used in) investing activities:
Purchase of intangible assets	—	(2)
Additions to capital assets	(8,640)	(8,850)
Short-term investments	(46,786)	32,568

	(55,426)	23,716

Increase (decrease) in cash and cash equivalents	(17,480)	51,238
Cash and cash equivalents, beginning of year	94,420	43,182

Cash and cash equivalents, end of year	$76,940	$94,420

Supplemental cash flow information:
Income taxes paid	$4,208	$951
Interest received	6,626	3,830
Non-cash portion of options and warrants exercised	787	962

See accompanying notes to consolidated financial statements.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

CryptoLogic Inc. (the “Company”) is a software development company with leading proprietary commerce-enabling technology, permitting secure, reliable, high-speed and private financial transactions over the Internet. Substantially all of the Company’s revenue is earned in U.S. dollars, British pounds and Euros in the form of licensing fees and support services from licensees located outside of North America. Revenue from the top seven licensees constituted 84% (2005 - 90%) of revenue. The licensees’ internet businesses are licensed by the government of the Netherlands Antilles. The Company measures and reports its results in U.S. dollars.

1.	Significant accounting policies:

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Note 18 describes and reconciles the significant measurement differences between Canadian and U.S. GAAP affecting the accompanying consolidated financial statements. A summary of significant accounting policies is set out below:

(a)	Basis of presentation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)	Revenue recognition:

The Company enters into non-exclusive gaming software hosting, licensing and services arrangements related to the design and operation of casino sites on the internet on behalf of licensed casinos.

Revenue from software hosting and support services to licensees is recognized, as the services are performed, on a daily basis, at the time of the gaming transactions, pursuant to the agreements with the licensees in which the Company participates in a pro rata share of the daily gaming profits. In addition, the Company receives a standard monthly fee for the provision of hosting and related services.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

Revenue from the customization of the software graphics, sound and texts to the specifications of the licensees is recognized on a straight-line basis over the term of the software and support agreements.

Interest income is recognized on an accrual basis.

(c)	Cash and cash equivalents:

Cash and cash equivalents include highly liquid investments with original maturity dates of 90 days or less, and are stated at cost, which approximates market value.

(d)	Short-term investments:

Short-term investments include highly liquid investments (primarily certificates of deposit and commercial paper) with original maturity dates between 3 and 12 months, and are stated at the lower of cost or market value. At the balance sheet date, cost approximates market value.

(e)	Capital assets:

Capital assets are stated at cost less accumulated amortization. Amortization, based on the estimated useful lives of the assets, is provided using the following methods and annual rates:

Asset	Basis	2006	2005

Computer equipment	Diminishing balance	40%	30%
Office furniture and equipment	Diminishing balance	25%	20%
Computer software and licenses	Straight line	3 - 5 years	3 - 5 years
Capitalized software development	Straight line	5 years	5 years
Leasehold improvements	Straight line	Term of lease	Term of lease

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

(f)	Software development:

Costs related to the development of software are expensed as incurred unless such costs meet the criteria for deferral and amortization under Canadian generally accepted accounting principles. Under The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3450, Research and Development Costs, the Company capitalizes certain computer software development costs incurred subsequent to establishing technological feasibility; and amortizes the capitalized software development costs using the straight-line method over the estimated useful life of the software once the software is available for general release.

(g)	Provision for jackpots:

Each time certain casino games are played, a preset amount is added to a cumulative jackpot for that specific game. The jackpot is won on a random basis by a player on a licensee website. The Company is liable for funding the jackpot wins and accrues the jackpot amount for all games on a monthly basis. The jackpot provision is reduced when payment is made to a winning player. The accrual for the jackpot at the balance sheet date is included in accounts payable and accrued liabilities.

(h)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enactment date.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

(i)	Stock-based compensation:

(i)	Stock options:

The Company has a stock option plan for directors, officers and other key employees. Effective January 1, 2003, the Company adopted the amended recommendations of CICA with respect to accounting for stock-based compensation and other stock-based payments. The Company applies the fair value method to all grants of stock options. Based on the transitional provisions, all stock options granted on or after January 1, 2003 are accounted for as capital transaction at the time of the grant and are reflected as stock options in shareholders’ equity. The fair value of options granted is estimated at the date of grant using the Black-Scholes option pricing model incorporating assumptions regarding risk-free interest rates, dividend yield, volatility factor of the expected market price of the Company’s stock and a weighted average expected life of options. The estimated fair value of the options is recorded over the options’ vesting period. Any consideration paid on the exercise of stock options is credited to share capital.

(ii)	Long-term incentive plan:

Effective January 1, 2005, the Company introduced a long-term incentive plan for its officers and directors. The plan provides for the granting of performance share units to reward participants for the growth in the Company’s earnings per share, calculated on a fully diluted basis, and share price, with vesting over a three-year performance period. These awards are settled in cash upon vesting and therefore are recorded as a liability and included in accounts payable and accrued liabilities on the consolidated balance sheet.

Changes in this liability, which arise from fluctuations in the Company’s stock price and estimated future diluted earnings per share, are recorded in operating costs over the vesting period.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

(j)	Foreign currency translation:

Monetary items denominated in currencies other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the balance sheet dates, and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in the consolidated statements of earnings.

(k)	Intangible assets:

Intangible assets consist of customer lists and domain names and are amortized over their useful lives, generally three to five years.

(l)	Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the assets acquired, less liabilities assumed, based on their fair values.

Goodwill is not amortized and is tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value exceeds its carrying amount, goodwill is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of the reporting unit exceeds its fair value, in which case, the implied fair value of the goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the statements of earnings.

For the years ended December 31, 2006 and 2005, the Company assessed impairment of goodwill and has determined that there was no impairment in value.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

(m)	Earnings per common share:

The Company uses the treasury stock method in computing diluted earnings per common share. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per common share. It assumes that any proceeds would be used to purchase its common shares at the average market price during the year being reported on.

(n)	Variable interest entities:

In June 2003, the CICA issued Accounting Guideline 15, Variable Interest Entities (“AcG-15”), which became applicable to the Company on January 1, 2005. Variable interest entities (“VIEs”) include entities in which the equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support by other parties.

Management assessed the Company’s operations and relationships in light of AcG-15 and concluded that there are no VIEs in respect of which the Company is the primary beneficiary. Accordingly, no VIEs are consolidated in the consolidated financial statements.

(o)	Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the year. Actual amounts could differ from those estimates.

(p)	Recent accounting pronouncements - financial instruments:

In January 2005, the CICA issued Handbook Section 3855, Financial Instruments - Recognition and Measurement, Handbook Section 1530, Comprehensive Income, and Handbook Section 3865, Hedges. The new standards will be effective for the Company for interim and annual periods commencing January 1, 2007.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

1.	Significant accounting policies (continued):

The new standards will require presentation of a separate consolidated statement of comprehensive income and the classification of financial instruments as “held for trading”, “held-to-maturity” or “available-for-sale”. Comprehensive income is the change in net equity of an enterprise during a period from transactions and other events and circumstances from non-owner sources.

Upon adoption of these standards, the Company will classify its short-term investments as held for trading instruments. Management does not expect that the adoption of these standards will have a material impact on the Company’s consolidated financial statements.

2.	Security deposits:

Security deposits are amounts held by the Company’s bank as collateral provided to foreign banks and payment processors that process deposit and credit card transactions.

3.	User funds on deposit:

User funds on deposit represent amounts deposited by end users of licensees for playing online games. These funds are treated as deposits of the end users until such games are played.

4.	Capital assets:

2006	Cost	Accumulated amortization	Net book value

Computer equipment	$10,781	$5,116	$5,665
Office furniture and equipment	2,137	738	1,399
Computer software and licenses	8,956	5,493	3,463
Capitalized software development	4,602		4,602
Leasehold improvements	4,134	1,157	2,977

	$30,610	$12,504	$18,106

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

4.	Capital assets (continued):

2005	Cost	Accumulated amortization	Net book value

Computer equipment	$9,108	$3,948	$5,160
Office furniture and equipment	1,878	396	1,482
Computer software and licenses	6,699	3,664	3,035
Capitalized software development	1,489		1,489
Leasehold improvements	3,918	870	3,048

	$23,092	$8,878	$14,214

Amortization expense of capital assets during the year was $4,748 (2005 - $3,863).

During 2005, the Company determined that certain software being developed no longer met the criteria for capitalization. As a result of this decision, the Company expensed $2,744 of software development costs incurred in 2005. Together with severances of $543, the Company took a total charge against earnings of $3,287 in 2005.

The change in the estimated useful lives of computer equipment and office furniture and equipment resulted in additional amortization expense of $681 in 2006.

5.	Intangible assets:

Intangible assets consist of customer lists and domain names. At December 31, 2006 and 2005, customer lists with a cost of $315 have been fully amortized. At December 31, 2006, domain names have a cost of $157 (2005 - $157) and a net book value of $48 (2005 - $77).

6.	Credit facilities:

The Company has an operating credit facility with a Canadian chartered bank in the amount of $3,000. No amount has been utilized under this line in 2006 and 2005.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

7.	Share capital:

(a)	Authorized:

Unlimited common shares

Issued and outstanding:

	Common shares		Series F Warrants		Contributed	Total
	Number	Amount	Number	Amount	surplus	amount

Balance, December 31, 2004	13,311,498	$20,108	30,000	$272	$—	$20,380
Repurchase and
cancellation of shares	(509,700)	(953)	—	—	—	(953)
Exercise of stock options	498,102	5,318	—	—	—	5,318
Exercise of Series F
purchase warrants	22,500	630	(22,500)	(204)	—	426
Expiry of Series F
purchase warrants	—	—	(7,500)	(68)	68	—

Balance, December 31, 2005	13,322,400	25,103	—	—	68	25,171
Exercise of stock options	318,834	3,925	—	—	—	3,925

Balance, December 31, 2006	13,641,234	$29,028	—	$—	$68	$29,096

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

7.	Share capital (continued):

(b)	Normal course issuer bid:

During 2006 and 2005 under normal course issuer bids, the Board of Directors approved the repurchase and cancellation of up to the following number of shares representing 10% of the outstanding common shares at that time:

		Repurchased and cancelled shares

Normal course issuer bid	Authorized shares	2006	2005	Total under plan

September 23, 2004 to
September 22, 2005	1,250,000	—	270,500	270,500

September 28, 2005 to
September 27, 2006	1,340,000	—	239,200	239,200

September 29, 2006, to
September 28, 2007	1,350,000	—	—	—

Under the September 23, 2004 to September 22, 2005 bid, the Company repurchased and cancelled 270,500 common shares during 2005 for a total cost of $5,225, of which $4,722, representing the excess of purchase price over stated value, was charged to retained earnings.

Under the September 28, 2005 to September 27, 2006 bid, the Company repurchased and cancelled 239,200 common shares during 2005 for a total cost of $3,976, of which $3,526, representing the excess of purchase price over stated value, was charged to retained earnings.

In September 2006, the Board of Directors approved the renewal of the above share purchase plan, under a normal course issuer bid, to repurchase and cancel up to 1,350,000 of the Company’s outstanding common shares for the period commencing September 29, 2006 and ending September 28, 2007. As at December 31, 2006, the Company had not repurchased any shares from the renewed normal course issuer bid.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

8.	Stock-based compensation:

(a)	Stock option plan:

Under the stock option plan, the Company may grant options to directors, officers and other key employees to purchase common shares. Under the plan, a maximum of 3,000,000 common shares may be issued. The exercise price of the options may not be less than the market value of the underlying common shares on the date of grant. The Company does not grant stock options with an exercise price below the market value at the date of grant. There are 781,350 (2005 - 351,695) common shares available to be issued under the stock option plan as at December 31, 2006. Options typically vest over a period of three or four years and the term of the options may not exceed five years.

Details of stock option transactions are as follows:

	2006		2005

	Number of options	Weighted average exercise price of	Number of options	Weighted average exercise price of

		(Cdn. $)		(Cdn. $)

Options outstanding,
beginning of year	1,105,073	$17.59	1,427,661	$13.75
Granted	387,300	24.89	337,250	25.93
Exercised	(318,834)	11.28	(498,102)	11.42
Forfeited	(166,955)	23.90	(161,736)	20.43

Options outstanding,
end of year	1,006,584	21.35	1,105,073	17.59

Options exercisable,
end of year	295,105	$19.83	340,841	$15.79

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

8.	Stock-based compensation (continued):

	2006			2006

	Options outstanding			Options exercisable

Range of exercise price	Number outstanding	Weighted average remaining life (years	Weighted average exercise price	Number exercisable	Weighted average exercise price

(Cdn. $)			(Cdn. $)

$5.00-$10.00	115,750	1.08	$ 7.59	33,875	$ 8.12
$10.01-$15.00	13,375	1.71	13.03	6,750	13.63
$15.01-$20.00	168,209	2.10	17.37	98,459	17.95
$20.01-$25.00	495,625	3.96	23.46	132,083	22.99
$25.01-$30.00	198,125	3.96	27.15	20,688	27.60
$30.01-$35.00	10,500	3.41	31.10	2,000	30.85
$35.01-$40.00	5,000	3.30	36.86	1,250	36.86

	1,006,584	3.28	21.35	295,105	19.83

	2006			2006

	Options outstanding			Options exercisable

Range of exercise price	Number outstanding	Weighted average remaining life (years	Weighted average exercise price	Number exercisable	Weighted average exercise price

(Cdn. $)			(Cdn. $)

$5.00-$10.00	115,750	1.08	$ 7.59	33,875	$ 8.12
$5.00-$10.00	341,750	1.89	$ 7.84	153,813	$ 8.16
$10.01-$15.00	29,000	2.66	12.45	10,250	12.89
$15.01-$20.00	302,210	3.17	17.55	97,041	17.87
$20.01-$25.00	285,125	4.35	23.01	46,249	22.82
$25.01-$30.00	92,650	4.03	27.24	5,150	25.75
$30.01-$35.00	34,000	2.51	33.28	15,000	33.97
$35.01-$40.00	9,338	2.91	36.80	3,338	36.06
$40.01-$45.00	11,000	0.95	44.23	10,000	44.34

	1,105,073	3.10	17.59	340,841	15.79

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

8.	Stock-based compensation (continued):

The Company expenses the cost of all stock option grants issued on or after January 1, 2003, determined using the fair value method. The estimated fair value of the options is recorded over the periods that the options vest. The fair value of options granted were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2005

Dividend yield	2.00%	0.75%
Risk-free interest rate	4.25%	3.25%
Expected volatility	55.00%	50.00%
Expected life of options in years	5	5

The weighted average fair value of options granted during 2006 was $9.98 (2005 - $9.49).

Included in operating costs is the cost of stock options in the amount of $2,255 (2005 - $1,807).

For the year ended December 31, 2002, no compensation cost was recorded on the grant of stock options during that year. In accordance with the transitional provisions related to the CICA Handbook, additional pro forma disclosure is provided as if the fair value method of accounting had been used to account for these stock options. The fair value of options granted in 2002 was determined using the Black-Scholes option pricing model, using the following weighted average assumptions:

Dividend yield	0.00%
Risk-free interest rate	2.00%
Expected volatility	100.00%
Expected life of options in years	5

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

8.	Stock-based compensation (continued):

Had compensation expense been determined based on the fair value of the employee stock option awards at the grant dates in accordance with the new accounting recommendations, the Company’s earnings and earnings per share for the year would have been changed to the following pro forma amounts:

	2006		2005

	As reported	Pro forma	As reported	Pro forma

Earnings	$24,812	$24,437	$20,530	$19,988

Earnings per common share:
Basic	$1.83	$1.80	$1.51	$1.47
Diluted	1.81	1.78	1.46	1.42

For stock options issued in 2002, the compensation cost for the year ended December 31, 2006 would have been $375 (2005 - $542).

(b)	Long-term incentive plan:

During the year, the Company expensed $2,028 (2005 - $430) in costs related to units awarded under its long-term incentive plan, of which $346 is included in reorganization expense as a result of accelerated vesting for certain employees with termination agreements.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

9.	Commitments and contingencies:

(a)	The Company has operating lease agreements for premises expiring at various periods up to July 2015. The future minimum annual rental payments on the operating leases are as follows:

2007	$2,319
2008	1,993
2009	1,588
2010	1,641
2011	1,641
Thereafter	5,879

(b)	The Company has guaranteed minimum payments for certain intellectual property rights up to 2010:

2007	$ 150
2008	804
2009	1,574
2010	2,388

(c)	The Company and its subsidiaries are involved in certain claims and litigation arising out of the ordinary course and conduct of business including intellectual property matters. Management assesses such claims, and if considered likely to result in material exposure and where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. Management does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

10.	Earnings per common share:

Basic and diluted earnings per common share were calculated using the weighted average number of common shares and the weighted average number of common shares on a diluted basis.

	2006	2005

	(000's)

Weighted average number of common
shares outstanding	13,558	13,588
Weighted average number of common
shares outstanding - diluted	13,731	14,067

Basic and diluted earnings per common share are as follows:

	2006	2005

Earnings	$24,812	$20,530

Earnings per common share:
Basic	$1.83	$1.51
Diluted	1.81	1.46

Options to purchase 193,625 common shares (2005 - 54,338) were excluded from the computation of diluted earnings per share as the exercise price exceeded the average market price of common shares for the reporting year.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

11.	Reorganization:

On September 25, 2006, the Company announced a plan to move the corporate head office to Ireland in 2007 to be located in a gaming friendly environment. Total expected cost to be incurred is $8,500 largely related to professional fees, search fees, relocation and employee severance.

Accrual, December 31, 2005	$—
Professional fees	1,257
Employee severance	1,942
Employee relocation and recruitment	501

3,700
Payments	(1,466)

Included in accounts payable and
accrued liabilities at December 31, 2006	$2,234

12.	Income taxes:

The income tax provision differs from the amount which would be obtained by applying the Canadian statutory income tax rate to the earnings before income taxes. The following explains the major differences:

	2006	2005

Earnings before income taxes	$29,491	$22,036

Income taxes based on a statutory rate of 36.12%
(2005 - 36.12%)	$10,652	$7,960
Increase (decrease) in income taxes resulting from:
Lower effective income tax rates in foreign jurisdictions	(7,227)	(4,213)
Tax cost of non-deductible items	1,286	1,084
Recognition of tax benefit of non-capital loss carryback	—	(1,041)
Recognition of tax benefit on non-capital loss carryforward	—	(1,942)
Other	(32)	(342)

Actual income tax expense	$4,679	$1,506

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

12.	Income taxes (continued):

The tax effects of temporary differences that give rise to significant portions of the future income tax assets and future income tax liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005

Future income tax assets:
Long-term incentive plan	$319	$—
Capital assets	—	42
Provisions for known matters	702	657

	1,021	699
Future income tax liabilities:
Capital items	(695)	(301)
Unrealized foreign exchange gains	(2,395)	(2,626)

	(3,090)	(2,927)
Less valuation allowance	64	183

Net future income tax liabilities	$(2,133)	$(2,411)

13.	Related party transactions:

In the normal course of operations, the Company currently engages the services of a law firm in which a member of the Board of Directors is a partner. Fees paid to this firm were $653 (2005 - $589).

In 2005, the Company purchased, in the normal course of operations, software from another company in which a member of the Company’s executive has a personal interest. Payments to this individual in 2006 relating to this transaction amounted to $43 (2005 - $145).

14.	Foreign exchange:

In 2006, the Company recognized a total foreign exchange gain of $574 (2005 - foreign exchange loss of $1,761).

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

15.	Financial instruments:

(a)	Fair values:

The carrying values of financial instruments, which consist of cash and cash equivalents, security deposits, short-term investments, accounts receivable and other, user funds on deposit, accounts payable and accrued liabilities and user funds held on deposit, approximate their fair values due to the short-term nature of these financial instruments.

(b)	Interest rate:

The weighted average effective interest rate on short-term investments as at December 31, 2006 is 5.30% (2005 - 4.20%).

16.	Subsequent event:

On January 15, 2007, the Company signed an agreement to purchase the poker brand and related assets of Parbet.com, a Norwegian company. Under this agreement, the Company paid cash of $11,867 for the brand and assets of Parbet.com, and may potentially pay additional amounts up to a maximum of $5,274, contingent on improved performance of the assets over a six-month earn- out period.

17.	Product revenue:

The Company develops and hosts software that allows licensees to provide online casino and poker games and considers this activity to be one reportable segment. Revenue from licensing software for online casino and poker games in 2006 was $59,211 (2005 - $52,998) and $33,934 (2005 - $27,013), respectively.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

18.	Differences between Canadian and United States generally accepted accounting principles:

On January 1, 2006, the Company adopted, on a modified prospective basis, FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”) for new awards granted on or after this date under the Company’s stock option and long-term incentive plans and for the unvested portion of existing awards on January 1, 2006.

(a)	Stock options:

Under Canadian GAAP, the Company does not estimate forfeitures in determining the expense to be recognized over the service period and forfeitures are accounted for as they occur. FAS 123(R) requires an entity to estimate the number of options for which the requisite service is expected to be rendered.

On January 1, 2006, the Company estimated the number of outstanding options for which the requisite service is not expected to be rendered. Amounts recorded as compensation cost in earlier years for options outstanding at January 1, 2006 for which requisite service is not expected to be rendered have been eliminated and recognized in earnings as the cumulative effect of a change in accounting principle on January 1, 2006.

The cumulative effects of adopting FAS 123(R) on January 1, 2006 and the 2006 U.S. GAAP stock-based compensation adjustment were $601 and $223, respectively. These amounts were quantified using a weighted average forfeiture rate assumption of 27%.

(b)	Long-term incentive plan:

Under Canadian GAAP, the Company uses an intrinsic value-based method to record compensation expense for liability classified awards. The prospective adoption of FAS 123(R) requires the use of a fair value-based method, rather than an intrinsic value-based method, to measure and record compensation expense for these awards. The Company has determined there is no material difference between the intrinsic value and the fair value of the units awarded under its long-term incentive plan.

CRYPTOLOGIC INC.

Notes to Consolidated Financial Statements (continued)

(In thousands of U.S. dollars, except per share disclosure and where indicated otherwise)

Years ended December 31, 2006 and 2005

18.	Differences between Canadian and United States generally accepted accounting principles (continued):

The significant measurement differences between Canadian and U.S. GAAP affecting the consolidated financial statements, as noted above, are as follows:

	2006	2005

Earnings based on Canadian GAAP	$24,812	$20,530
Adjustment for stock-based compensation (a)	824	—

Earnings based on U.S. GAAP	$25,636	$20,530

Earnings per common share based on U.S. GAAP:
Basic	$1.89	$1.51
Diluted	1.87	1.46

(c)	Guidance for quantifying financial statement misstatements:

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SEC staff issued SAB 108 to address what they identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both, when evaluating whether an error is material to an entity’s financial statements. SAB 108 requires that in quantifying and analyzing misstatements, both the income statement approach and the balance sheet approach should be used to evaluate the materiality of financial statement misstatements. SAB 108 is effective for the Company for the year ended December 31, 2006. The Company assessed misstatements using both the income statement and balance sheet approaches and concluded that misstatements are not material to the consolidated financial statements under either approach.